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Exhibit 10.8(f)(i)

Restricted Stock Letter Agreement

Dear                                    :

        Reference is hereby made to the Restricted Stock Agreement under the Hospira 2004 Long-Term Stock Incentive Plan, by and between Hospira, Inc. and the undersigned, dated                                    ("Agreement"). Pursuant to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations issued thereunder, effective as of January 1, 2008, the Agreement is amended as follows:

  1.
  Paragraph 3 is amended in its entirety to read as follows:

    "Dividends and Voting Rights.    The Director shall be entitled to receive any dividends paid with respect to the Covered Shares that become payable during the Restricted Period (defined below); provided, however, that no dividends shall be payable to or for the benefit of the Director for Covered Shares with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Director has forfeited those Covered Shares. Any such dividends paid with respect to the Covered Shares during the Restricted Period shall be paid at the same time as they are paid to other shareholders of common shares of the Company. The Director shall be entitled to vote the Covered Shares during the Restricted Period to the same extent as would have been applicable to the Director if the Director was then vested in the shares; provided, however, that the Director shall not be entitled to vote the shares with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Director has forfeited those Covered Shares. Any additional common shares of the Company issued with respect to the Covered Shares as a result of any stock dividend, stock split or reorganization, shall be subject to the restrictions and other provisions of paragraphs 5, 6 and 7."

        Except as specifically provided above, the terms of the Agreement shall be as stated. Please indicate your agreement to the foregoing by signing and dating both originals below.

Very truly yours,	ACCEPTED:
HOSPIRA, INC.
By:	By:

Name:	Name:
Title:
Date:	Date:

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  Exhibit 10.8(f)(i)